CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,000,000	$427.80

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated October 6, 2010 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$6,000,000

Notes due October 11, 2013

Linked to S&P 500® VIX Short-Term FuturesTM Index (Excess Return)

and

S&P 500® VIX Mid-Term FuturesTM Index (Excess Return)

Global Medium-Term Notes, Series A

E-5990

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	October 6, 2010*

Issue Date:	October 12, 2010

Final Valuation Date:	October 8, 2013*

Maturity Date:	October 11, 2013 **

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:

A basket consisting of the following two indices as further described in “Description of the Reference Assets” below:

S&P 500® VIX Short-Term FuturesTM Index (Excess Return) (the “Short-Term Index”) (Bloomberg ticker symbol “SPVXSP <Index>”), and

S&P 500® VIX Mid-Term FuturesTM Index (Excess Return) (the “Mid-Term Index”) (Bloomberg ticker symbol “SPVXMP <Index>”).

The Short-Term Index and the Mid-Term Index are designed to provide investors with exposure to one or more futures contracts on the CBOE Volatility Index® (the “VIX Index”). Each of the Short-Term Index and the Mid-Term Index are referred to herein as an “Index” and collectively as the “Indices”. The index sponsor of both the Short-Term Index and the Mid-Term Index is Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”).

Portfolio:	The “Portfolio” will be comprised of an investment in a long position in the Mid-Term Index and a short position in the Short-Term Index, as described under “Portfolio Return” below.

Closing Indicative Value of Portfolio Net Asset Value:

The Portfolio Net Asset Value (the “PNAV”) represents the notional return that would be generated by an investment in the Portfolio described below under “Portfolio Return”. The closing indicative value of PNAV on any Valuation Date will be calculated in the following manner:

The closing indicative value of PNAV per $1,000 principal amount Note on the Initial Valuation Date will equal $1,000.

On each subsequent Valuation Date until maturity or early redemption, the closing indicative value of PNAV shall equal (a) the closing indicative value of PNAV on the Valuation Date immediately preceding such Valuation Date, times the Daily Portfolio Factor on such Valuation Date, minus (b) the Investor Fee on such Valuation Date.

Daily Portfolio Factor:	The Daily Portfolio Factor on any Valuation Date will equal (a) the Portfolio Value on such Valuation Date divided by (b) the Portfolio Value on the immediately preceding Valuation Date.

Portfolio Value:

The Portfolio Value on the Initial Valuation Date will equal $1,000 per $1,000 principal amount Note.

The Portfolio Value on any subsequent Valuation Date will equal (a) the Portfolio Value on the Rebalancing Date immediately preceding such Valuation Date (or, in the case of the first Rebalancing Date, on the Initial Valuation Date) times (b) the Portfolio Return on such Valuation Date plus 1.

Portfolio Return:

The Portfolio Return on any Valuation Date will be a weighted average return of the Portfolio from (a) the Rebalancing Date immediately preceding such Valuation Date (or, in the case of the first Rebalancing Date, the Initial Valuation Date) to (b) such Valuation Date, assuming that 70% of the Portfolio was comprised of a long position in the Mid-Term Index and 30% of the Portfolio was comprised of a short position in the Short-Term Index. Such Portfolio Return will be calculated using the following formula:

Portfolio Return = (0.70 × Mid-Term Index Return) minus (0.30 × Short-Term Index Return)

Mid-Term Index Return:	The Mid-Term Index Return on any Valuation Date will equal (a) the closing level of the Mid-Term Index on such Valuation Date minus the closing level of the Mid-Term Index on the Rebalancing Date immediately preceding such Valuation Date (or, in the case of the first Rebalancing Date, on the Initial Valuation Date) divided by (b) the closing level of the Mid-Term Index on the Rebalancing Date immediately preceding such Valuation Date (or, in the case of the first Rebalancing Date, on the Initial Valuation Date).

Short-Term Index Return:	The Short-Term Index Return on any Valuation Date will equal (a) the closing level of the Short-Term Index on such Valuation Date minus the closing level of the Short-Term Index on the Rebalancing Date immediately preceding such Valuation Date (or, in the case of the first Rebalancing Date, on the Initial Valuation Date) divided by (b) the closing level of the Short-Term Index on the Rebalancing Date immediately preceding such Valuation Date (or, in the case of the first Rebalancing Date, on the Initial Valuation Date).

The Closing Level of the Mid-Term Index on the Initial Valuation Date:	174,061.30

The Closing Level of the Short-Term Index on the Initial Valuation Date:	23,472.99

Rebalancing Dates:	The first Valuation Date of each calendar month, commencing on November 1, 2010 (the first Rebalancing Date).

Valuation Dates*:	Each index business day from, and including, the Initial Valuation Date to, and including, the Final Valuation Date

Index Business Day:	A day on which (a) it is a business day in New York City, and (b) trading is generally conducted on the Chicago Board Options Exchange, Incorporated.

Redemption Amount:

The redemption amount you receive upon maturity or upon early redemption will be calculated as follows:

•        If you hold your Notes to maturity, you will receive a cash payment equal to the closing indicative value of PNAV on the Final Valuation Date.

•        If you redeem your Notes prior to maturity, you will receive a cash payment equal to the closing indicative value of PNAV on the applicable Valuation Date.

The redemption amount cannot be less than $0.00.

Your investment will be fully exposed to any decline in the closing indicative value of PNAV. You will lose some or all of your investment at maturity or upon early redemption if the closing indicative value of PNAV has decreased or has not increased sufficiently to offset the effect of the investor fee.

Investor Fee:

The investor fee on the Initial Valuation Date is equal to $0.

Subject to the minimum investor fee as described below, the investor fee on each subsequent Valuation Date until maturity or early redemption will be equal to (a) 1.15% times (b) the closing indicative value of PNAV on the immediately preceding Valuation Date times (c) a fraction, the numerator of which is the number of calendar days from but excluding such immediately preceding Valuation Date to and including the applicable Valuation Date, and the denominator of which is 365.

In the event that the Notes are redeemed prior to October 6, 2011 pursuant to the “Early Redemption” provision below, the investor fee on the applicable Valuation Date with respect to such early redemption (the “Minimum Investor Fee”) will be equal to (a) 1.15% times (b) the closing indicative value of PNAV on the Valuation Date immediately preceding such applicable Valuation Date times (c) a fraction, the numerator of which is the number of calendar days from but excluding such immediately preceding Valuation Date to and including October 6, 2011, and the denominator of which is 365.

Because the Investor Fee reduces the amount of your return at maturity or upon early redemption as described above, PNAV will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in PNAV is insufficient to offset the negative effect of the Investor Fee, or if PNAV decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Early Redemption:

Subject to the notifications requirements described in this pricing supplement and the minimum redemption amount of at least 10 Notes, you may elect to require Barclays Bank PLC to redeem your Notes prior to maturity, and you will receive the redemption amount on the early redemption date.

If an Automatic Termination Event occurs, all holders of the Notes will be automatically deemed to have delivered an early redemption notice with respect to the Valuation Date on which such Automatic Termination Event occurred (the “Automatic Redemption Trigger Date”) and, notwithstanding the minimum redemption amount requirement, all issued and outstanding Notes will be automatically redeemed (in whole, but not in part) on the applicable early redemption date, which is the third business day following the Automatic Redemption Trigger Date. We will deliver a notice to The Depository Trust Company in the form attached as Annex C that will specify the Automatic Redemption Trigger Date and the early redemption date. For the avoidance of doubt, if the Notes are redeemed prior to October 6, 2011 as a result of the occurrence of an Automatic Termination Event, the Minimum Investor Fee shall apply to the same extent that it would have applied had a holder of the Notes elected to provide a notice of early redemption with respect to the Automatic Redemption Trigger Date.

Early Redemption Date:	An early redemption date is the third business day following each Valuation Date (other than the Final Valuation Date). The final early redemption date will be the third business day following the Valuation Date that is immediately prior to the Final Valuation Date.

Automatic Termination Event:	An Automatic Termination Event shall occur if, on any Valuation Date prior to the Final Valuation Date, the closing indicative value of PNAV is less than or equal to 30% of the principal amount of the Notes or $300 per $1,000 principal amount Note.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740PVY9 / US06740PVY95

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission***	Proceeds to Barclays Bank PLC
Per Note	100%	0.15%	99.85%
Total	$6,000,000	$9,000	$5,991,000

***	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.15% of the principal amount of the Notes, or $1.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to the Issuer listed herein is the minimum amount of proceeds that the Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

Calculation of Closing Indicative Value of PNAV on Each Valuation Date

The following example sets forth the methodology used to calculate the closing indicative value of PNAV per $1,000 principal amount Note on a given hypothetical Valuation Date of September 21, 2010 (assuming that the Rebalancing Date immediately preceding such date was September 1, 2010). The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. As shown in the following table, this example assumes the closing levels of the Mid-Term Index and the Short-Term Index to be 184,540.94 and 29,601.80, respectively, on the Rebalancing Date immediately preceding the hypothetical Valuation Date and 172,387.36 and 24,228.79, respectively, on the hypothetical Valuation Date. Such levels were the closing levels of the Mid-Term Index and the Short-Term Index, respectively, on September 1, 2010 and September 21, 2010. The hypothetical amount of Investor Fee calculated in the example below is the amount of Investor Fee on the hypothetical Valuation Date only. The actual cumulative amount of the Investor Fee from the Initial Valuation Date to any given Valuation Date will be dependent upon the path taken by the Indices to arrive at their respective closing levels on such Valuation Date. Past performance is not indicative of future results.

PS–2

This example of the calculation of the closing indicative value of PNAV per $1,000 principal amount Note on the given hypothetical Valuation Date of September 21, 2010 makes the following key assumptions:

	Date	Short-Term Index	Mid-Term Index	Portfolio Value*	Closing Indicative Value of PNAV*
Closing Level on Immediately Preceding Rebalancing Date	September 1, 2010	29,601.80	184,540.94	$1,036.556357	N/A
Closing Level on Immediately Preceding Valuation Date	September 20, 2010	N/A	N/A	$1,046.094299	$1,045.307071	**
Closing Level on Valuation Date	September 21, 2010	24,228.79	172,387.36	See Calculation Below	See Calculation Below

*	Per $1,000 principal amount Note
**	This value is based on the assumption that all previously accrued Investor Fees have been properly accounted for.

Step 1: Calculate the Mid-Term Index Return and the Short-Term Index Return

Using the closing levels of the Short-Term Index and the Mid-Term Index on the Valuation Date and on the Rebalancing Date immediately preceding such Valuation Date, the Mid-Term Index Return and Short-Term Index Return are calculated.

The Mid-Term Index Return is calculated as follows:

(172,387.36 - 184,540.94) / 184,540.94 = -6.5858%

The Short-Term Index Return is calculated as follows:

(24,228.79 - 29,601.80) / 29,601.80 = -18.1510%

Step 2: Calculate the Portfolio Return

Using the Mid-Term Index Return and Short-Term Index Return calculated in Step 1 above, the Portfolio Return for the applicable Valuation Date is calculated as follows:

Portfolio Return = (0.70 × -6.5858%) – (0.30 × -18.1510%), or 0.8352%

Step 3: Calculate the Portfolio Value

Using the Portfolio Return on the Valuation Date and the Portfolio Value per $1,000 principal amount Note on the Rebalancing Date immediately preceding such Valuation Date, the Portfolio Value per $1,000 principal amount Note on such Valuation Date is calculated as follows:

Portfolio Value = 1,036.556357 × (0.8352% + 1), or $1,045.213676

Step 4: Calculate the Daily Portfolio Factor

Using the Portfolio Value on the Valuation Date and the Portfolio Value on the immediately preceding Valuation Date, the Daily Portfolio Factor is calculated as follows:

Daily Portfolio Factor = 1,045.213676 / 1,046.094299 = 0.999158175

Step 5: Calculate the Investor Fee

Using the closing indicative value of PNAV per $1,000 principal amount Note on the immediately preceding Valuation Date, the Investor Fee per $1,000 principal amount Note on the Valuation Date of September 21, 2010 is calculated as follows:

Investor Fee = 1.15% × 1,045.307071 × (1 / 365), or $0.03293433

Step 6: Calculate the Closing Indicative Value of PNAV for the Hypothetical Valuation Date

Using the closing indicative value of PNAV on the immediately preceding Valuation Date, the Daily Portfolio Factor and the Investor Fee, the closing Indicative Value of PNAV per $1,000 principal amount Note for the hypothetical Valuation Date described in this example is calculated as follows:

Closing Indicative Value of PNAV = (1,045.307071 × 0.999158175) - 0.03293433, or $1,044.394171

PS–3

Calculation of Closing Indicative Value of PNAV Given a Range of Performances of the Indices

The following examples show how the Notes would perform in certain hypothetical circumstances given a range of performances of the Indices. We have included hypothetical examples where (a) both Indices have increased over the term of the Notes, (b) both Indices have decreased over the term of the Notes, (c) the Mid-Term Index has increased over the term of the Notes while the Short-Term Index has decreased over the term of the Notes, and (d) the Mid-Term Index has decreased over the term of the Notes while the Short-Term Index has increased over the term of the Notes. These examples include the effect of the Investor Fee in different circumstances. The figures in these examples have been rounded for convenience. Given the indicated assumptions, a holder will receive payment at maturity in the indicated amount as of the Final Valuation Date under each scenario.

The following examples assume that the Notes are not redeemed (either at the option of the holder or as a result of the occurrence of an Automatic Termination Event) prior to October 6, 2011 and that no market disruption events occurred on the applicable Valuation Dates. These examples are intended only to show hypothetical calculations of the closing indicative value of PNAV per $1,000 principal amount Note as of the applicable Valuation Dates and are not intended to show cumulative returns or cumulative effects of the Investor Fee. The Valuation Dates in the following examples have been arbitrarily selected for purposes of these examples. The actual cumulative amount of the Investor Fee will be dependent upon the path taken by the Indices to arrive at their respective ending levels on the relevant Valuation Date.

Scenario 1: The Mid-Term Index and the Shot-Term Index Both Increase

Valuation Date	Applicable Rebalancing Date	Mid- Term Index Return	Short- Term Index Return	Portfolio Return	Portfolio Value on Rebalancing Date	Portfolio Value	Investor Fee*	Closing Indicative Value of PNAV on Preceding Valuation Date	Closing Indicative Value of PNAV**
October 6, 2010	N/A	N/A	N/A	N/A	N/A	$1,000.00	N/A	N/A	$1,000.00
October 6, 2011	October 3, 2011	2.00%	1.00%	1.10%	$1,115.000	$1,127.265	$0.03551657	$1,114.301453	$1,126.523252
October 5, 2012	October 1, 2012	15.00%	10.00%	7.50%	$1,195.000	$1,284.625	$0.04047449	$1,269.851813	$1,365.050224
October 8, 2013	October 1, 2013	20.00%	15.00%	9.50%	$1,220.000	$1,335.900	$0.04209000	$1,320.537150	$1,445.946089

Scenario 2: The Mid-Term Index and the Short-Term Index Both Decrease

Valuation Date	Applicable Rebalancing Date	Mid- Term Index Return	Short- Term Index Return	Portfolio Return	Portfolio Value on Rebalancing Date	Portfolio Value	Investor Fee*	Closing Indicative Value of PNAV on Preceding Valuation Date	Closing Indicative Value of PNAV**
October 6, 2010	N/A	N/A	N/A	N/A	N/A	$1,000.00	N/A	N/A	$1,000.00
October 6, 2011	October 3, 2011	-3.00%	-2.00%	-1.50%	$960.000	$945.600	$0.02979288	$934.725600	$920.674923
October 5, 2012	October 1, 2012	-5.00%	-1.00%	-3.20%	$900.000	$871.200	$0.02744877	$861.181200	$833.595953
October 8, 2013	October 1, 2013	-1.00%	-5.00%	0.80%	$850.000	$856.800	$0.02699507	$846.946800	$853.695379

Scenario 3: The Mid-Term Index Increases and the Short-Term Index Decreases

Valuation Date	Applicable Rebalancing Date	Mid- Term Index Return	Short- Term Index Return	Portfolio Return	Portfolio Value on Rebalancing Date	Portfolio Value	Investor Fee*	Closing Indicative Value of PNAV on Preceding Valuation Date	Closing Indicative Value of PNAV**
October 6, 2010	N/A	N/A	N/A	N/A	N/A	$1,000.00	N/A	N/A	$1,000.00
October 6, 2011	October 3, 2011	3.00%	-2.00%	2.70%	$1,180.000	$1,211.860	$0.03818189	$1,197.923610	$1,230.229366
October 5, 2012	October 1, 2012	8.00%	-5.00%	7.10%	$1,300.000	$1,392.300	$0.04386699	$1,376.288550	$1,473.961170
October 8, 2013	October 1, 2013	12.00%	-10.00%	11.40%	$1,400.000	$1,559.600	$0.04913808	$1,541.664600	$1,717.365226

PS–4

Scenario 4: The Mid-Term Index Decreases and the Short-Term Index Increases

Valuation Date	Applicable Rebalancing Date	Mid- Term Index Return	Short- Term Index Return	Portfolio Return	Portfolio Value on Rebalancing Date	Portfolio Value	Investor Fee*	Closing Indicative Value of PNAV on Preceding Valuation Date	Closing Indicative Value of PNAV**
October 6, 2010	N/A	N/A	N/A	N/A	N/A	$1,000.00	N/A	N/A	$1,000.00
October 6, 2011	October 3, 2011	-.2.00%	2.00%	-2.00%	$900.000	$882.000	$0.02778904	$871.857000	$854.392071
October 5, 2012	October 1, 2012	-5.00%	5.00%	-5.00%	$850.000	$807.500	$0.02544178	$798.213750	$758.277621
October 8, 2013	October 1, 2013	-6.00%	8.00%	-6.60%	$700.000	$653.800	$0.02059918	$646.281300	$603.606135

*	The hypothetical amount of Investor Fee set forth in the tables above is the amount of Investor Fee on the applicable Valuation Date to be subtracted for purposes of calculating the closing indicative value of PNAV on such applicable Valuation Date. The cumulative amount of Investor Fee from the Initial Valuation Date to such Valuation Date will be dependent upon the path taken by the Indices to arrive at their respective closing levels on the immediately preceding Valuation Date.
**	The closing indicative value of PNAV set forth in the table is the closing indicative value of PNAV per $1,000 principal amount Note on the applicable Valuation Date. The closing indicative value of PNAV on the Final Valuation Date will be the redemption amount you will receive if you hold your Notes to maturity. The actual Portfolio Value and closing indicative value of PNAV on any Valuation Date will be dependent upon the path taken by the Indices to arrive at their respective closing levels on such Valuation Date.

For a more detailed description of how the numbers set forth in the preceding table will be calculated on each Valuation Date during the term of the Notes, please see the example set forth above under “Calculation of Closing Indicative Value of PNAV on Each Valuation Date.”

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the valuation dates, the early redemption date, the maturity date and the redemption amount are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Indices. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could potentially assert that you should be treated as if you owned or took a short position in the underlying components of the Indices. Under such a characterization, it is possible that you would be required recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time either (i) a futures contract that is tracked by either of the Indices rolls, or (ii) on each Rebalancing Date. If you were treated as owning or taking a short position in the underlying components of the Indices, it is also possible that you would be required to mark any futures contracts in the Indices to market at the end of each taxable year under Section 1256 and treat such gain or loss as 60% long-term capital gain or loss and 40% short-term capital gain or loss. There may also be a risk that the Internal Revenue Service could assert that a portion of the Notes should not give rise to long-term capital gain or loss because the Notes offer exposure to a short investment strategy.

PS–5

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee. Moreover, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from the issuer in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; And

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the Mid-Term VIX Index and the Short-Term VIX Index (less the Investor Fee). Your investment will be fully exposed to any decline in the level of the Mid-Term VIX Index (which will have the effect of reducing the value of a long position in the Mid-Term VIX Index) and any increase in the level of the Short-Term VIX Index (which will have the effect of reducing the value of a short position in the Mid-Term VIX Index). Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

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The Market Value of the Notes May Be Influenced by Many Unpredictable Factors—The market value of your Notes may fluctuate between the date you purchase them and the applicable Valuation Date. You may also sustain a significant loss if you sell your Notes in the secondary market. We expect that generally the value of Index components and each Index will affect the market value of the Notes more than any other factor. The closing indicative value of PNAV on any Valuation Date, including the Final Valuation Date or a Valuation Date with respect to early redemption, will depend on the closing indicative value of PNAV on the immediately preceding Valuation Date and the Daily Portfolio Factor on such Valuation Date. The closing indicative value of PNAV on any Valuation Date, including the Final Valuation Date or a Valuation Date with respect to early redemption, will therefore depend on the path taken by the Indices to reach their respective closing levels on the Final Valuation Date or the Valuation Date with respect to an early redemption. Several other factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

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prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

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•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Notes;

•	interest rates;

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economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the each Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor,

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The Notes Will be Automatically Redeemed if, on any Valuation Date Prior to the Final Valuation Date, the Closing Indicative Value of PNAV is Less Than or Equal to 30% of the Principal Amount of the Notes or $300 per $1,000 Principal Amount Note—An Automatic Termination Event will occur if, on any Valuation Date prior to the Final Valuation Date, the closing indicative of PNAV is less than or equal to 30% of the principal amount of the Notes or $300 per $1,000 principal amount Note. If an Automatic Termination Event occurs, you will automatically be deemed to have delivered an early redemption notice with respect to the Valuation Date on which the Automatic Termination Event occurred and your Notes will be redeemed (in whole but not in part) on the applicable early redemption date. Because the Investor Fee is subtracted from the closing indicative value of PNAV on a daily basis, it is possible that the subtraction of the Investor Fee on any particular Valuation Date might result in the occurrence of an Automatic Termination Event on such Valuation Date and, accordingly, an early redemption of your Notes.

The minimum redemption amount of 10 Notes that would otherwise be applicable to an early redemption of Notes will not be applicable to an early redemption as a result of the occurrence of an Automatic Termination Event. The payment you will receive upon early redemption as a result of the occurrence of an Automatic Termination Event will be significantly less than the principal amount of your Notes. You can lose up to the entire principal amount of your Notes if your Notes are automatically redeemed as a result of the occurrence of an Automatic Termination Event.

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The Notes are Not Linked to the VIX Index and the Value of your Notes May Be Less Than It Would Have Been Had Your Notes Been Linked to the VIX Index—The value of your Notes will be linked to the value of the underlying Indices, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. Each Index is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your Notes may not benefit from increases or decreases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to rise or fall. Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your Notes.

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Because the Notes are Linked to Underlying Indices Related to Differing Time Periods, Changing Prices of the Futures Contracts Included in the Indices May Have a Negative Effect on Both a Long Position in the Mid-Term VIX Index and a Short Position in the Short-Term VIX Index and, Accordingly, the Amount Payable at Maturity or Upon Redemption—Although each of the Indices are designed to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, each Index measures returns on long positions in such futures contracts over differing time horizons, as described in greater detail under “Description of the Indices.” Accordingly, it is possible that changes in prices of the futures contracts included in the Indices may go up in the short term and down in the mid term and, accordingly, have a negative effect on both the long and short components of the Portfolio and negatively affect the amount payable at maturity or upon redemption.

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Because the Investor Fee Is Subtracted from the Closing Indicative Value of PNAV on Each Valuation Date and the Amount of Investor Fee to be Subtracted on Each Valuation Date is Calculated Daily Based on the Closing Indicative Value of PNAV on the Immediately Preceding Valuation Date, the Cumulative Amount of Investor Fee You Pay May End Up Being Significant Even if the Closing Indicative Value of PNAV for Early Redemption or the Maturity Date is Less Than or Not Significantly Higher than Closing Indicative Value of PNAV on the Initial Valuation Date. As described above, the Investor Fee will be subtracted from the closing indicative value of PNAV on each Valuation Date. Because the Investor Fee is calculated on each Valuation Date as a percentage of the closing indicative value of PNAV on the immediately preceding Valuation Date, higher closing indicative value of PNAV on any Valuation Date will mean a greater amount of Investor Fee on the following Valuation Date. It is possible that the closing indicative value of PNAV may increase significantly during the term of the Notes before it decreases prior to or on the Final Valuation Date. Because the Investor Fee will have been deducted on each Valuation Date preceding the Final Valuation Date (including those Valuation

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Dates on which the closing indicative value of PNAV had risen to high levels), the cumulative amount of Investor Fee you would pay in such a scenario would be significantly higher than if the amount of Investor Fee had been calculated less frequently or based only on the change in or the levels of the closing indicative value of PNAV between the Initial Valuation Date and the Final Valuation Date.

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The VIX Index Is A Measure of Forward Volatility of the S&P 500® Index and the Notes Are Not Linked to the Options Used to Calculate the VIX Index, to the Actual Volatility of the S&P 500® Index or the Equity Securities Included in the S&P 500® Index, Nor Will the Return on the Notes Be a Participation in the Actual Volatility of the S&P 500® Index—The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of the Notes is based on the value of the relevant futures on the VIX Index included in the Indices. The Notes are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

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Changing Prices of the Futures Contracts Included in the Indices May Result in a Reduced Amount Payable at Maturity or Upon Redemption—Each of the Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Indices approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related VIX Index price relative to the unwind price of the relevant VIX Index futures contract at the time of hypothetical sale of the contract. The contracts included in the Indices have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. VIX futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Indices and, because the payment you will receive at maturity or redemption is based in part on a long position in the Mid-Term VIX Index, decrease the payment you receive at maturity or upon redemption.

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The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level and Any Increase in the Spot Level of the VIX Index Will Likely Continue To Be Constrained—In the past, the level of the VIX Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band. It is likely that spot level of the VIX Index will continue to do so in the future, especially when the current economic uncertainty recedes. If this happens, the value of futures contracts on the VIX Index will likely decrease, reflecting the market expectation of reduced volatility in the future, and the potential upside of your investment in your Notes will correspondingly be limited as a result. Additionally, if the value of futures contracts on the VIX Index were to increase, the potential upside of your investment in the Notes will also be limited because any reduction in value of a short position in the Short-Term VIX Index will serve to offset corresponding gains in the value of a long position in the Long-Term VIX Index, thereby limiting the appreciation in PNAV that would have occurred absent the investment in a short position in the Short-Term VIX Index.

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Even If the PNAV Increases Upon Payment at Maturity or Early Redemption, You May Receive Less Than the Principal Amount of Your Notes—Because the Investor Fee reduces the amount of your return at maturity or upon early redemption, PNAV (excluding the Investor Fee) must increase by a percentage equal to the applicable fees and charges in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Notes. If PNAV (excluding the Investor Fee) decreases or does not increase sufficiently to offset the effects of the Investor Fee, you will receive less than the principal amount of your investment at maturity or upon early redemption of your Notes

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The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the S&P 500® Index or the VIX Index Could Affect the Amount Payable on Your Notes and Their Market Value—The policies of the index sponsor and the Chicago Board Options Exchange, Incorporated (the “CBOE”) concerning the calculation of the level of the S&P 500® Index, the VIX Index and the underlying Indices, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or the underlying Indices, respectively, could affect the value of the underlying Indices and, therefore, the amount payable on your Notes at maturity or upon redemption and the market value of your Notes prior to maturity

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S&P can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. S&P can also add, delete or substitute the futures contracts underlying the underlying Indices or make other methodological changes that could change the level of the Indices. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index. The changing of the futures contracts underlying the Indices may affect the performance of the Indices in similar ways. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index or any of the Indices. Any of these actions could adversely affect the value of the Notes. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index or the Indices. See “The S&P 500® Index” and “The Indices” below.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Notes. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Notes. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Notes. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “Description of the Indices—The VIX Index” below.

If events such as these occur, or if the value of an Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

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If a Market Disruption Event or Force Majeure Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value of PNAV or the Maturity Date or a Redemption Date—The determination of the value of the Notes on a Valuation Date, including the Final Valuation Date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such Valuation Date. In no event, however, will a Valuation Date for the Notes be postponed by more than five trading days. As a result, the maturity date or a redemption date for the Notes could also be postponed, although not by more than five trading days. If a Valuation Date is postponed until the fifth trading day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. See “Modifications to the Index—Market Disruption and Force Majeure Events Relating to the Notes” in this pricing supplement.

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Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption—As the payment at maturity or upon redemption is a function of, among other things, the applicable Daily Portfolio Factor on the Final Valuation Date or applicable Valuation Date, as the case may be, the postponement of any Valuation Date may result in the application of a different applicable Daily Portfolio Factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

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The Indices May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Indices are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, any Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

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The Indices and VIX Index Futures Have Limited Historical Information—The Indices underlying the Notes were created in December 2008 and the index sponsor has published limited information about how the Indices would have performed had they been calculated in the past. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Indices and the VIX Index futures that underlie them are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each Index makes use of as the basis for an investment decision.

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Historical Values of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of any Index During the Term of the Notes—It is impossible to predict whether any Index underlying the Notes will rise or fall. The actual performance of the Indices over the term of the Notes, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

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Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index (or any Constituent Index or other index used to calculate the Index). The index sponsor is not under any obligation to continue to calculate the Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index (or any Constituent Index or other index used to calculate the Index) exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this pricing supplement regarding the Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the Notes.

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The VIX Index is a Theoretical Calculation and is Not a Tradeable Index. The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contained in each Index is based on this theoretically derived calculation. As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 10 Notes at one time in order to exercise your right to redeem your Notes on any early redemption date (except for the early redemption date in connection with the occurrence of an Automatic Termination Event). You may only redeem your Notes on an early redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Notes on the applicable early redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Early Redemption Procedures” in this pricing supplement for more information.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the components of either the Mid-Term VIX Index or the Short-Term VIX Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity or upon early redemption described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Changes in Our Credit Rating May Affect the Market Value of Your Notes—Our credit ratings are an assessment of our ability to pay our obligations, including those on the Notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Notes. However, because the return on your Notes is dependent upon certain factors in addition to our ability to pay our obligations on your Notes, an improvement in our credit ratings will not reduce the other investment risks related to your Notes.

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Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Indices, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the Notes—As described below, we or one or more of our affiliates may hedge our obligations under the Notes by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. It is also possible that the hedging activities by us or one or more of our affiliates could cause the closing indicative value of PNAV to become equal to or less than 30% of the principal amount of the Notes, thereby triggering an Automatic Termination Event and the automatic early redemption of your Notes.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the Notes and/or the closing indicative value of PNAV, which may have the effect of triggering an Automatic Termination Event and the automatic early redemption of your Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. As discussed above, you may elect to redeem your Notes, but your right to redemption is subject the conditions and procedures described in this pricing supplement, including the requirement that you redeem at least 10 Notes at one time. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. We will, among other things, decide the amount of the return paid out to you on the Notes at maturity or upon redemption. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

If the index sponsor were to discontinue or suspend calculation or publication of any given Index, it may become difficult to determine the market value of the Notes. If events such as these occur, or if the value of the relevant Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the relevant Index.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting an Index has occurred or is continuing on a Valuation Date, including the Final Valuation Date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Additionally, as noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and

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our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Indices, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the Notes.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of the Notes. It is also possible that trading activities by us and/or one or more of our affiliates could cause the closing indicative value of PNAV to become less than or equal to 30% of the principal amount of the Notes, thereby triggering an Automatic Termination Event and the automatic early redemption of your Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Early Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the redemption amount specified on the cover page of this pricing supplement, subject to a minimum redemption amount of at least 10 Notes ($10,000 aggregate principal amount). To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, that specifies your designated Valuation Date for early redemption. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on an index business day during the term of the Notes prior to the designated Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. Your notice of redemption will be deemed effective on the day on which we or our affiliate acknowledge receipt of your confirmation; we or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the redemption amount no later than the first business day following the applicable Valuation Date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the redemption amount, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the applicable Valuation Date).

PS–12

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Description of the Indices

General Information

We have derived the following description of the Indices from the S&P U.S. Index Committee Rules, which governs the management and calculation of the Indices and is published by the index sponsor. We have also derived certain information about the Indices, the S&P 500® Index and the VIX Index from public sources without independent verification.

Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contract or contracts on the VIX Index. Specifically, the S&P 500® VIX Short-Term Futures™ Index ER measures the excess return from a daily rolling long position in the first and second month VIX futures contracts, and the S&P 500® VIX Mid-Term Futures™ Index ER measures the excess return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Publication of Index Values

The level of each of the Indices is calculated in accordance with the method described in “—Composition of the Indices” below. The value of each Index in real time and at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the following ticker symbols:

Index	Ticker
S&P 500® VIX Short-Term Futures™ Index ER	SPVXSP
S&P 500® VIX Mid-Term Futures™ Index ER	SPVXMP

Each Index is calculated as described below under “—Composition of the Indices” and “—Calculation of the Indices.” We will first describe the S&P 500® Index and the VIX Index and provide an overview of the futures markets generally before describing the Indices in detail.

The S&P 500® Index

The index sponsor publishes the S&P 500® Index. The S&P 500® Index is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The index sponsor chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

The VIX Index

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

PS–13

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “UX.”

Futures Markets

Each of the Indices is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Indices are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

PS–14

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Indices

The Short-Term Index and the Mid-Term Index are indices composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and are intended to reflect the returns that are potentially available through an unleveraged investment in those contracts.

The Indices are rolling Indices, each of which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Indices operate by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and each Index is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term Index is one month and for the futures underlying the Mid-Term Index is five months.

Calculation of the Indices

The Indices model returns from a long VIX futures position that is rolled continuously throughout the period between futures expiration dates. The Short-Term Index measures the return from a rolling long position in the first and second month VIX futures contracts. The Index rolls continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract. The Mid-Term Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. The Index rolls continuously throughout each month from the fourth month contract into the seventh month contract while maintaining positions in the fifth month and sixth month contracts. The Notes are linked to the excess return versions of the Indices.

On any S&P 500® VIX Futures Business Day, t, each Index is calculated as follows:

IndexERt = IndexERt-1 * (1+ CDRt )

where:

IndexERt-1 = The Index ER on the preceding business day, defined as any date on which the Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding business day.

PS–15

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for each of the indices:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for each of the indices:

where:

CRWi ,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi ,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

m = For the S&P 500® VIX Short-Term Futures™ Index m=1. For the S&P 500® VIX Mid-Term Futures™ Index m=4.

n = For the S&P 500® VIX Short-Term Futures™ Index n=2. For the S&P 500® VIX Mid-Term Futures™ Index n=7.

Contract Rebalancing

The Roll Period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500® option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date. Thus, the indices are rolling on a continual basis. On the business date after the current Roll Period ends the following Roll Period will begin. In calculating the Total Return of each of the indices, the Contract Roll Weights (CRWi,t) of each of the contracts in the index, on a given day, t, are determined as follows:

S&P 500® VIX Short-Term Futures™ Index

where:

dt =	The total number of business days in the current Roll Period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the Roll Period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX futures holding is sold and an equal notional amount of the second month VIX futures is bought. The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following Roll Period starts when the old second month VIX futures contract becomes the new first month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

S&P 500® VIX Mid-Term Futures™ Index

PS–16

At the close on the Tuesday, corresponding to the start of the Roll Period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day a fraction of the fourth month VIX futures holding is sold and an equal notional amount of the seventh month VIX futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period. In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following Roll Period start when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Base Dates

The base dates of the S&P 500® VIX Short-Term Futures™ Index and the S&P 500® VIX Mid-Term Futures™ Index are December 20, 2005 at base values of 100,000.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of historical Index calculations, the following assumptions have been made in interpolating VIX futures contract prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith +2 futures were not listed, the following interpolation has been assumed:

where:

Ti = Expiration of the ith VIX Futures contract

BDays = Number of Business days between VIX Futures Expiration Days

Index Governance

The S&P 500® VIX Futures Index Committee maintains the Indices. The Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The index sponsor considers information about changes to its indices and related matters to be potentially market moving and material.

Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Indices

The following graph illustrates the performance of the Indices since December 20, 2005. Data from that date to the index commencement date represents hypothetical values as if the Indices had been established on December 20, 2005 and calculated according to the methodology described above since that date. Data for dates from and including the index commencement date represent the actual values of the Indices as calculated on such dates.

PS–17

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

We have entered into an agreement with S&P, the index sponsor that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Indices in connection with certain securities.

PS–18

S&P expressly agrees and acknowledges that the grant of rights to use the Indices as a component of the Notes and any similar indices to the Indices shall be on an exclusive basis for an eighteen (18) month period commencing on the effective date of the license agreement.

MODIFICATIONS TO THE INDEX

The index sponsor may revise Index policy for timing of rebalancings or other matters as described above under “The Indices—Index Governance”. The effects of any such changes or of any discontinuation of an Index are discussed below.

If the index sponsor discontinues publication of any Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to that Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of that Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of any Index is discontinued and there is no successor index, or that the closing value of that Index is not available for any reason, on the date on which the value of that Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Index.

If the calculation agent determines that any Index or the method of calculating any Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the value of that Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Indices

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of each Index based on the most recent prior closing futures prices published by the CBOE and the roll of each Index for that day will be carried to the next CBOE business day as described above under “Composition of the Indices—Contract Rebalancing”. If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish an Index for that day.

If an exchange introduces a holiday during the month of an Index calculation, the Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “Composition of the Indices—Contract Rebalancing”.

Market Disruption and Force Majeure Events Relating to the Notes

If an Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects any Index, any futures contract underlying any Index and/or the ability to hedge any Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of the Notes on a Valuation Date, including the Final Valuation Date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such Valuation Date. In no event, however, will a Valuation Date be postponed by more than five trading days. If a Valuation Date is postponed until the fifth trading day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

PS–19

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•	the index sponsor does not publish the level of an Index on any index business day;

•

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

•

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

•	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying an Index;

•

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying an Index; and

•	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect any Index, any futures contract underlying any Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

•	a price change exceeding limits set by such relevant exchange;

•	an imbalance of orders relating to such options; or

•	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

PS–20

“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

DISCLAIMER

The Notes are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the Indices which are determined, composed and calculated by S&P without regard to Barclays or the Notes. S&P has no obligation to take the needs of Barclays or the owners of the Notes into consideration in determining, composing or calculating the Indices. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the CBOE and has been licensed for use by S&P.

The index sponsor does not guarantee the accuracy and/or completeness of the Indices, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Indices. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Indices or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Indices or publication of the Index level (or failure to publish such value) and any use to which any person may put the Indices or their respective levels. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

PS–21

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. In addition, from time to time after we issue the Notes, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the Notes. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the Notes, including through options or other derivative financial instruments linked to the Notes, and may hedge such long or short positions by selling or purchasing Notes or entering into options or other derivative financial instruments linked to the Notes.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.

The hedging activity discussed above may have a negative effect on the market value of the Notes from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–22

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barcap.com

Subject: Notice of Redemption, CUSIP No. 06740PVY9

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed: [                    ]

Valuation Date designated for Early Redemption: [            ], 20[    ]

Redemption Notice Date: [                    ]

Contact Name: [                    ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

PS–23

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:  212-526-7618

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, due October 11, 2013, CUSIP No. 06740PVY9, redeemable for a cash amount based on S&P 500® VIX Short-Term FuturesTM Index (Excess Return) and S&P 500® VIX Mid-Term FuturesTM Index (Excess Return) (the “Notes”) hereby irrevocably elects to exercise, on the Early Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the early redemption right as described in the pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Early Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:
DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 10 Notes at one time in order to exercise your right to redeem your Notes on the Early Redemption Date.)

PS–24

ANNEX C

NOTICE FOR AUTOMATIC TERMINATION EVENT

To:         The Depository Trust Company

Subject: CUSIP No. 06740PVY9, Notice for Automatic Termination Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due October 11, 2013, CUSIP No. 06740PVY9, redeemable for a cash amount based on S&P 500® VIX Short-Term FuturesTM Index (Excess Return) and S&P 500® VIX Mid-Term FuturesTM Index (Excess Return) (the “Notes”) as a result of the occurrence of an Automatic Termination Event on [applicable Valuation Date] (such date, the “Automatic Redemption Trigger Date”). The Notes will be redeemed (in whole, but not in part) on [—], 20[—] (i.e., three business days after the Automatic Redemption Trigger Date), and the payment upon redemption will be $[—] per $1,000 principal amount Note. All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

PS–25